EXHIBIT 99.1

January 9, 2024

TO:	All Stockholders
(Addressed Individually)

SUBJECT: Report from the President

Looking at the Year Ahead

Each year, January is a time to focus on resolutions – the actions and changes we plan to make to become a better version of ourselves in the year ahead. In 2024, this takes on a particular meaning for the Federal Home Loan Banks on the heels of the November 2023 release of the Federal Housing Finance Agency’s FHLBank System at 100: Focusing on the Future report, which contains a number of recommendations that have the potential to enhance the positive impact that the Federal Home Loan Bank System makes for our members, the communities we serve, and broader financial stability. Throughout the year ahead, as both a cooperative and a System, we look forward to continuing to work with our members, our housing partners, the FHFA and other financial regulators, legislators and other key stakeholders on further strengthening a System that has served both local communities and the national economy well over the past nine decades.

A Constant Commitment

While the start of a New Year is always a time to celebrate change, we should not lose sight of the constants that have carried us through to this point. At the FHLBNY, that means that our commitment to the communities we serve remains as strong as ever. This month, we announced our newest housing grant program: Homebuyer Dream Program® Plus (“HDP® Plus”). HDP Plus was created to further our efforts to increase access to homeownership for first-time homebuyers in our District, and is a complementary program to our existing annual Homebuyer Dream Program Round. HDP Plus will give our members the opportunity to provide grant funds to households earning greater than 80%, but not exceeding 120% (in New Jersey and New York) or 150% (in Puerto Rico and the U.S. Virgin Islands) of the Area Median Income (“AMI”). Under HDP Plus, the maximum grant amount will be $19,500 per household, with an additional $500 towards defrayment of nonprofit counseling agency costs. We have allocated $10 million to fund the 2024 HDP Plus Round, for which we will host a series of virtual training sessions for members later this month.

Our housing programs benefit from collaboration across so many stakeholders, and HDP Plus was developed with input from our members, housing partners, Affordable Housing Advisory Council and Board of Directors. We believe that the program will address a key need for housing support in our District, and our team is excited to launch our latest community development tool to kick off 2024.

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Increased Funding for Affordable Housing

Amid our excitement for HDP Plus, we remain focused on our flagship housing programs: the Affordable Housing Program (“AHP”) and the Homebuyer Dream Program (“HDP”), both of which are funded annually with at least 10 percent of our income from the previous year. As 2023 is anticipated to be a record year for our franchise, we are poised to make what we believe will be record contributions to both the AHP and HDP Rounds this year. But those contributions began a bit early: at its December 2023 meeting, given the extraordinary performance of our cooperative in 2023, our Board voted to make an additional contribution in support of our housing programs in 2024 to the tune of nearly $13 million. This means that even before we begin to account for the statutory requirement to use 10 percent of 2023 earnings to help fund our 2024 AHP and HDP Rounds, these programs will already have millions of grant dollars in their pools ready to be put to work by our members in communities across our District and beyond.

Small Business Support

At the FHLBNY, we know that a supportive, stable and affordable home is the foundation from which we all grow as individuals, and that the creation of this housing is how we grow stronger communities. That belief is central to our housing programs. But we know that a community’s strength also comes from its small businesses. On November 6, 2023, we opened our 2023 Small Business Recovery Grant Program with $5 million in funding available to members to award in grants eligible to small businesses and non-profit organizations across our District. By the time the Program closed on December 22, we had partnered with 106 members to award $5,026,800 in grants to 1,012 recipients. We initially created the Small Business Recovery Grant Program to aid in member efforts to support communities in the wake of the 2017 hurricane season. Since 2020, when we relaunched our Small Business Recovery Grant Program to assist in connection with the onset of the COVID-19 pandemic, we have provided $19 million in grants to more than 3,000 local businesses and non-profits across New Jersey, New York, Puerto Rico and the U.S. Virgin Islands.

There are constants that provide the foundation for all of our community support activities:

•	The presence of our members, who are the active participants in each of these programs, delivering our grant dollars to where they are needed most.

•	Our engagement with our housing and community partners, who help inform us of the needs of these communities and help design our programs and strategies to better meet these needs.

•	And, of course, the strength of the partnerships that exist between the FHLBNY and our members, between our members and their customers, and between all of us and the communities we serve.

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A Foundational Mission

But beneath all of this, there is another constant: our foundational liquidity mission. That is the engine that drives our franchise. Executing on our mission not only builds and strengthens our partnerships with our members, but it also generates the income that funds our housing and community development programs, further strengthening our connections with the communities we serve. In 2023, and during each of our 91 years, the FHLBNY has delivered stable and reliable liquidity to our members, fostering the resilience, sustainability and growth of local lenders across our District and supporting their ability to make the loans that allow individuals, households, families, businesses and communities to thrive. This is the foundational mission of the Federal Home Loan Banks, and this is where we make our greatest impact. As we embark on 2024, we remain focused on delivering on this foundational liquidity mission, in support of our members, in support of housing and community development, and in support of financial stability.

Sincerely,

José R. González

President and Chief Executive Officer

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based upon our current expectations and speak only as of the date hereof.  These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations of these terms.  The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized.  These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions.  We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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